Exhibit 5.1

O’Melveny & Myers LLP 610 Newport Center Drive 17th Floor Newport Beach, CA 92660-6429	T: +1 949 823 6900 F: +1 949 823 6994 omm.com	File Number: 0241090-00007

May 18, 2023

Eledon Pharmaceuticals, Inc.

19900 MacArthur Blvd., Suite 550

Irvine, California 92612

Re:	Registration of Resale of 75,757,590 Shares of Common Stock of Eledon Pharmaceuticals, Inc. Offered by Selling Stockholders

Ladies and Gentlemen:

We have acted as counsel to Eledon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). The Registration Statement relates to the offering and sale from time to time of up to 75,757,590 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), by the selling stockholders identified in the Registration Statement (collectively with any of such stockholders’ transferees, pledgees, donees or successors, the “Selling Stockholders”), which shares were previously issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between the Company and the Selling Stockholders and consist of (i) 8,730,168 shares of Common Stock (the “Initial Shares”), (ii) 6,421,350 shares of Common Stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of Common Stock (“Initial Pre-Funded Warrants”), (iii) 15,151,518 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase shares of Common Stock (or pre-funded warrants in lieu thereof) (“Common Warrants”), (iv) 20,202,024 shares of Common Stock (the “Second Closing Shares”) issuable to the Selling Stockholders in a second closing (or upon the exercise of pre-funded warrants issued in such closing) upon the satisfaction of specified conditions set forth in the Purchase Agreement, and (v) 25,252,530 shares of Common Stock (the “Third Closing Shares” and, together with the Second Closing Shares, the “Subsequent Closing Shares”) issuable to the Selling Stockholders in a third closing (or upon the exercise of pre-funded warrants issued in such closing) upon the satisfaction of specified conditions set forth in the Purchase Agreement. As used herein, (i) “Warrants” means, collectively, the Initial Pre-Funded Warrants, the Common Warrants, any pre-funded warrants to purchase shares of Common Stock issued to the Selling Stockholders upon exercise of the Common Warrants and any pre-funded warrants to purchase shares of Common Stock issued to the Selling Stockholders in lieu of the Subsequent Closing Shares, and (ii) “Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Warrants.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. As to relevant factual matters, we have relied upon, among other things, the Company’s factual representations in a Company

Austin  •  Century City  •  Dallas  •  Houston  •  Los Angeles  •  Newport Beach  •  New York  •  San Francisco  •  Silicon Valley  •  Washington, DC

Beijing  •  Brussels  •  Hong Kong  •  London  •  Seoul  •  Shanghai  •  Singapore  •  Tokyo

certificated dated as of the date hereof. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	The Initial Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

2.

The Subsequent Closing Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Subsequent Closing Shares in accordance with the Purchase Agreement, the Subsequent Closing shares will be validly issued, fully paid and non-assessable.

3.

The Warrants have been duly authorized by all necessary corporate action on the part of the Company and constitute the legally valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Upon the issuance, payment for and delivery of the Warrant Shares in accordance with the applicable Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

Our opinions in paragraphs 2 and 3 assume that, upon issuance of the Subsequent Closing Shares and the Warrant Shares, as applicable, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s Restated Certificate of Incorporation, as amended. The law governed by this opinion letter is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware. We express no opinion herein as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Initial Shares, the Subsequent Closing Shares and the Warrant Shares.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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